Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

OF

GOLF TRUST OF AMERICA, INC.

As of November 6, 2007

Note:  This Policy was adopted as of, and took effect on, November 6, 2007.

I.                                         GENERAL

This Code of Business Conduct and Ethics (this “Code”) of Golf Trust of America, Inc. (the “Company” or “Golf Trust”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of, and consultants and contractors to, the Company and its subsidiaries (“Associates”). All Associates must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment or association with the Company. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section XV of this Code.

II.                                     COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which Golf Trust’s ethical standards are built. All Associates must respect and obey the laws of the cities, states and countries in which we operate. Although not all Associates are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

III.                                 CONFLICTS OF INTEREST

A conflict of interest exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an Associate takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an Associate, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, Associates and their family members may create conflicts of interest.

It is almost always a conflict of interest for an Associate to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Golf Trust policy, except under guidelines approved by the Board of Directors of the Company (the “Board”). Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any Associate who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section XV of this Code.

IV.                                INSIDER TRADING

Associates who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to tip others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing Associates trading in securities of the Company. This Policy has been distributed to every Associate. If you have any questions, please consult the Company’s Chief Executive Officer (“CEO”).

V.                                    CORPORATE OPPORTUNITIES

Associates are prohibited from personally taking for themselves opportunities that are discovered through the use of the Company’s property, information or position without the consent of the Board. No Associate may use the Company’s property, information or position for improper personal gain, and no Associate may compete with the Company directly or indirectly. Associates owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VI.                                COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present representatives of other companies is prohibited. Each Associate should endeavor to respect the rights of, and deal fairly with, the Company’s customers, suppliers, competitors and Associates. No Associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain an unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Associate, family member of an Associate or agent unless it (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff, and (e) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

VII.                            DISCRIMINATION AND HARASSMENT

The diversity of Associates is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

VIII.                        HEALTH AND SAFETY

The Company strives to provide each Associate with a safe and healthy work environment. Each Associate has responsibility for maintaining a safe and healthy workplace for all Associates by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted.

Associates should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

IX.                                RECORD-KEEPING

Golf Trust requires honest and accurate recording and reporting of information in order to make responsible business decisions. If Associates use business expense accounts, such accounts must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or off the books funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and Associates should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the CEO.

X.                                    CONFIDENTIALITY

Associates must maintain the confidentiality of confidential information entrusted to them by Golf Trust or its customers, except when disclosure is authorized by the Company or required by laws or regulations. The Company’s policy regarding confidential information can be found in Section VII of the Company’s insider trading policy, which has been distributed to every Associate. If you have any questions, please consult the Company’s CEO.

XI.                                PROTECTION AND PROPER USE OF COMPANY ASSETS

All Associates should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Golf Trust equipment should not be used for non-Company business, though incidental personal use may be permitted. The obligation of Associates to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

XII.                            PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or representative of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Please consult the Company’s CEO for any guidance in this area.

XIII.                        CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

In addition to all other provisions of this Policy, the CEO and senior financial officers of the Company are also subject to the following additional specific provisions:

•                  The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (“SEC”). Accordingly, it is the responsibility of the CEO and each senior financial officer to promptly bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities as specified in its charter.

•                  The CEO and each senior financial officer will promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of disclosure controls and procedures and internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves Associates who have a significant role in the Company’s financial reporting, disclosures or disclosure controls and procedures and internal controls.

•                  The CEO and each senior financial officer will promptly bring to the attention of the CEO and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, of the rules or regulations applicable to the Company or the operation of its business or of this Code, by the Company or any Associate.

•                  The Board will determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code by the CEO or the Company’s senior financial officers. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and will include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

XIV.                       WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of any provision of this Code must be approved:

(i)                                     with regard to any director or officer, by the Board, or if a significant number of its members will be personally affected by the waiver, by a committee consisting entirely of directors who will not be personally affected by the waiver; or

(ii)                                  with regard to any employee who is not an officer of the Company, by the employee’s supervisor or such other person as is designated by the CEO.

No waiver of any provision of this Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for the preparation and filing of the Company’s Current Reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a Current Report on Form 8-K containing any required disclosure with regard to the waiver. The Company will promptly disclose on Form 8-K, by means of the filing of such form and dissemination by the Internet or by other electronic means, any change in or waiver of this Code.

Any waiver of provisions of this Code will be reported in filings with the SEC and otherwise reported to the Company’s stockholders to the full extent required by the rules of the SEC and by any applicable rules of any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.

XV.                           COMPLIANCE PROCEDURES

Associates must report promptly any violations of this Code (including any violations of the requirement of compliance with law). Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

Normally, a possible violation of this Code by an employee other than an officer of the Company should be reported to the supervisor of the employee who commits the violation. However, any Associate may report any possible violation to the CEO.

A possible violation of this Code by a director or an officer of the Company should be reported to the CEO. If an Associate believes that in a particular situation it would not be appropriate to report a possible violation by a director or an officer to the CEO, the Associate may report the possible violation to the Chairman of the Audit Committee of the Board or to any other officer or director of the Company to whom the Associate believes it would be appropriate to report the possible violation. A possible violation of this Code by the CEO should be reported to the Chairman of the Audit Committee of the Board.

The identity of the Associate who reports a possible violation of this Code by another Associate will be kept confidential, except to the extent the Associate who reports the possible violation consents to be identified or the identification of that Associate is required by law. Possible violations may be reported orally or in writing and may be reported anonymously. The Company will not allow retaliation for reports of possible violations made in good-faith.

All Associates are expected to cooperate in internal investigations of misconduct.